Exhibit 99.1

THE INVENTURE GROUP, INC.  ANNOUNCES

EARNINGS GUIDANCE ON THIRD QUARTER 2008 RESULTS

PHOENIX, Ariz. – October 10, 2008 – The Inventure Group, Inc. (NASDAQ: SNAK) completed its third quarter on September 27, 2008, and, as previously announced and further detailed below, the release of third quarter results and related investor conference call is scheduled for Wednesday, October 22, 2008.  However, the Company believes that its stock is currently undervalued and that utilizing available cash to purchase stock now under the Company’s stock repurchase plan is a good investment and will optimize stockholder value.  To facilitate stock purchases prior to the earning’s release and conference call on October 22, 2008, the Company is disclosing its current estimate of net revenues and net income for the third quarter in this release.

Consolidated net revenues for the recently completed third quarter are estimated to be $29.8 million, which represents an increase of 17% compared to $25.4 million of net revenues recorded in the third quarter of 2007.  This increase is largely attributable to net revenues increases of 17% in the Snack Products and 19% in the Berry Products segments.  Year to date net revenues are estimated to be $85.2 million, which represents an increase of 30% compared to $65.3 million of net revenues recorded in the first nine months of 2007.  This increase is attributable to net revenue increases of 6% for the Snack products segment and 136% for the Berry products segment, which was acquired in May 2007.

Net income for the third quarter of 2008 is estimated to be $1.1 million, which is significantly higher than the net income of $41,429 recorded in the third quarter of 2007.  Year to date net income is estimated to be $2.2 million, which is also significantly higher than the $0.5 million of net income recorded in the first nine months of 2007.  These increases are attributable to increased net revenues and continued focus on operational efficiencies and profit.

The Company plans to release complete third quarter and year to date fiscal 2008 results on October 22, 2008, and will hold a teleconference to discuss the financial results as well as other corporate developments at 4:00 p.m. EDT on October 22, 2008.  To participate, please call toll-free (888) 505-4328 or 719-325-2129 for international callers, approximately five minutes prior to the indicated start time.  A webcast of the call will also be available by accessing www.inventuregroup.net and clicking on the investors’ link.  The webcast will be available for one year following the conference call.

 About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different™ specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s®, BURGER KING™, Rader Farms®, Boulder Canyon™ Natural Foods, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, completion of the Company’s financial statements for the third quarter, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.